Exhibit (a)(1)(K)

IMMEDIATE ATTENTION REQUIRED

March 17, 2010

Re: The Porex Corporation 401(k) Savings Plan

Dear Plan Participant:

The enclosed tender offer materials and Direction Form require your immediate attention. Our records reflect that, as a participant in the Porex Corporation 401(k) Savings Plan (the “Plan”), all or a portion of your individual account is invested in the WebMD Health Corp. Stock Fund (the “WebMD Stock Fund”), (formerly known as the HLTH Corporation Stock Fund). The tender offer materials describe an offer by WebMD Health Corp. (“WebMD”) to purchase up to 5,800,000 shares of its common stock, par value $.01 per share (the “Shares”), at a price of $45.80 per Share, without interest. On March 16, 2010, WebMD amended its offer by increasing the purchase price to $46.80 (as so amended, the “Offer”).

As described below, you have the right to instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, concerning whether to tender Shares attributable to your individual account under the Plan. You will need to complete the enclosed Direction Form and return it to Fidelity’s tabulator in the enclosed return envelope so that it is RECEIVED by 4:00 p.m., New York City time, on Thursday, April 1, 2010, unless the Offer is extended, in which case the deadline for receipt of instructions will be four business days prior to the expiration date of the Offer, if feasible. As described in greater detail elsewhere in this letter, you may also use the telephone or Internet to provide your direction.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for providing direction to Fidelity. You should also review the more detailed explanation provided in the Offer to Purchase, dated March 11, 2010 (the “Offer to Purchase”) enclosed with this letter.

ON MARCH 16, 2010, WEBMD INCREASED THE PURCHASE PRICE FROM $45.80 TO $46.80. ANY REFERENCES TO $45.80 IN THE OFFER TO PURCHASE NOW REFER TO $46.80.

Additional information regarding this amendment to the Offer to Purchase can be found in the supplement to the Offer to Purchase filed by WebMD with the Securities and Exchange Commission (the “SEC”) on March 17, 2010. You may obtain a free copy of this supplement at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the information agent for the Offer, toll-free at 1-888-750-5834.

BACKGROUND

WebMD has made an Offer to its stockholders to purchase up to 5,800,000 Shares at a price of $46.80 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. The Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of WebMD’s stockholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase. Please keep in mind that references to $45.80 in the Offer to Purchase now refer to $46.80.

The Offer extends to the Shares held by the Plan. As of March 10, 2010, the Plan had approximately 111,706 Shares allocated to participant accounts. Only Fidelity, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Shares attributable to your individual account in the Plan. Unless otherwise required by applicable law, Fidelity will tender Shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Fidelity’s tabulator (or provide direction to Fidelity via the telephone or Internet) on a timely basis, you will be deemed to have elected NOT to participate in the Offer and no Shares attributable to your Plan account will be tendered. Fidelity will tender Shares in the Plan that have not been allocated to an individual account in the same proportion as Fidelity tenders Shares for which it receives participant directions, unless otherwise required by applicable law. As more fully described below, the cash proceeds will be paid directly to the Plan and not to the individual participants and, subject to Plan rules, will remain in the Plan.

Unless otherwise required by applicable law, Fidelity will not tender Shares for which it has received no direction, or for which it has received a direction not to tender. Neither Porex Corporation nor Fidelity make any recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS. It is recommended that you consult with your tax, legal, and/or financial advisors prior to making any decision.

CONFIDENTIALITY

To assure the confidentiality of your decision, Fidelity and their affiliates or agents will tabulate participant directions. Neither Fidelity nor their affiliates or agents will make your individual direction available to WebMD or Porex Corporation.

PROCEDURE FOR DIRECTING TRUSTEE

Enclosed is a Direction Form which may be completed and returned to Fidelity’s tabulator. Please note that the Direction Form indicates the number of Shares attributable to your individual account as of March 10, 2010. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Shares attributable to your account as of Monday, April 5, 2010, or as of a later date if the Offer is extended.

If you do not properly complete and return the Direction Form (or do not provide direction via telephone or the Internet) by the deadline specified, such Shares will be considered NOT TENDERED.

To properly complete your Direction Form, you must do the following:

(1)	On the face of the Direction Form, check Box 1, 2 or 3. CHECK ONLY ONE BOX:

•	CHECK BOX 1 if you want ALL of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer.

•	CHECK BOX 2 if you want to tender A PORTION of the Shares attributable to your individual account. Specify the percentage (in whole numbers) of Shares attributable to your individual account that you want to tender for sale in accordance with the terms of this Offer. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the Shares attributable to your individual account under the Plan.

•	CHECK BOX 3 if you DO NOT want any of the Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Shares.

(2)	Date and sign the Direction Form in the space provided.

(3)	Return the Direction Form in the enclosed return envelope so that it is RECEIVED by Fidelity’s tabulator at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 4:00 p.m., New York City time, on Thursday, April 1, 2010, unless the Offer is extended, in which case the participant deadline shall be four business days prior to the expiration date of the Offer, if feasible. If you wish to return the form by overnight courier, please send it to Fidelity’s tabulator at Tabulator, 60 Research Road, Hingham, MA 02043. Directions via facsimile will not be accepted.

You may also use the telephone or Internet to provide directions to Fidelity. If you wish to use the telephone to provide your directions to Fidelity, you may call 1-800-597-7657 and follow the directions provided during the call. The phone number will be available 24 hours per day through 4:00 p.m., New York City time, on April 1, 2010, subject to any extensions of the Offer. You will be asked to provide the 14-digit control number found on your Trustee Direction Form before you provide your directions to Fidelity.

If you wish to use the Internet to provide your directions to Fidelity, please go to www.401kproxy.com, enter the 14-digit control number from your Trustee Direction Form into the boxes to the right of the instruction entitled “Please Enter Control Number from Your Proxy Card” and click on the button entitled “Vote Proxy Card.” You will then be able to provide your direction to Fidelity on the following screen; please make your election and click on the button entitled “Submit”. The website will be available 24 hours per day through 4:00 p.m., New York City time, on April 1, 2010, subject to extensions of the Offer.

Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on Thursday, April 1, 2010, unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity at (800) 835-5097, or submit new directions via the telephone or Internet, as described above. Upon receipt of a new, completed and signed Direction Form or new direction via telephone or the Internet, your previous direction will be deemed canceled and replaced by your new direction.

After the deadline above for providing direction to Fidelity’s tabulator, Fidelity and their affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of Shares on behalf of the Plan.

WebMD will then buy all Shares, up to 5,800,000, that were properly tendered through the Offer. If there is an excess of Shares tendered over the exact number desired by WebMD, Shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

The preferential treatment of holders of fewer than 100 Shares, as described in the Offer to Purchase, will not apply to participants in the Plan, regardless of the number of Shares held within their individual accounts. Additionally, the “Conditional Tender” described in the Offer will not apply to participants in the Plan.

EFFECT OF TENDER ON YOUR ACCOUNT

If you direct Fidelity to tender some or all of the Shares attributable to your account, all transactions involving the WebMD Stock Fund (which will include, without limitations, exchanges, withdrawals, distributions and/or loans) will be unavailable, and all outstanding orders to sell Shares (e.g., good til cancelled, limit) will subsequently be cancelled, from 4:00 p.m., New York City time, on Monday, April 5, 2010 until all processing related to the Offer has been completed, unless the Offer is extended or terminated. Please note that cancelled sell orders will not automatically be reinstated following the Offer; participants who wish to establish a new sell order after the Offer must initiate such action themselves. Please also note, however, that your balance in the WebMD Stock Fund will be used to calculate amounts eligible for loans and/or withdrawals during the freeze on WebMD Stock Fund transactions. In the event that the Offer is extended, the freeze on these transactions will, if administratively feasible, be temporarily lifted until three business days prior to the new completion date of the Offer, as extended, at which time a new freeze on these WebMD Stock Fund transactions will commence.

If you directed Fidelity to NOT tender any of the Shares attributable to your account, you did not return your Trustee Direction Form in a timely manner or your tender instructions could not be followed, you will continue to have access to all transactions normally available to you under the Plan.

INVESTMENT OF PROCEEDS

For any Shares in the Plan that are tendered and purchased by WebMD, WebMD will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

Fidelity will invest proceeds received with respect to Shares attributable to your account in the Fidelity Money Market Trust: Retirement Government Money Market Portfolio (the “Money Market Portfolio”) as soon as administratively possible after receipt of proceeds. Fidelity anticipates that the processing will be completed five to seven business days after receipt of these proceeds. You may call Fidelity at (800) 835-5097 or access your account through NetBenefits after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the Money Market Portfolio invested in other investment options offered under the Plan.

TAX CONSEQUENCES

While participants will not recognize any immediate tax gain or loss as a result of the tender of any Shares in the Plan, the tax treatment of future distributions from the Plan may be impacted by a tender and sale of shares held through the Plan. Specifically, participants’ ability to take advantage of “net unrealized appreciation” for tax purposes may be impacted. Please consult with your tax advisor concerning your decision to participate in the Offer and possible tax ramifications.

SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender Shares held outside of the Plan.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares attributable to your individual account under the Plan, please contact Fidelity at (800) 835-5097. If you require additional information concerning the terms and conditions of the Offer, please call Innisfree M&A Incorporated, the Information Agent, toll free at (888) 750-5834.

Sincerely,

Fidelity Management Trust Company

FIDELITY INVESTMENTS
P.O. BOX 9112
FARMINGDALE, NY 11735

TRUSTEE DIRECTION FORM

You can communicate your election to Fidelity as follows:

1. You can mail this form in the enclosed postage-paid return envelope to Fidelity’s tabulation agent at P.O. Box 9142, Hingham, MA 02043-9964;

2. You can overnight the form to Fidelity’s tabulation agent at Tabulator, 60 Research Road, Hingham, MA 02043;

3. You can submit your direction to Fidelity via the Internet at www.401kproxy.com or you can enter your instruction using the telephone at 1-800-597-7657.

PLEASE NOTE, that any mailed form must be RECEIVED, not just postmarked, by the deadline, in order to be valid.

WEBMD HEALTH CORP. TENDER OFFER
POREX CORPORATION 401(K) SAVINGS PLAN

BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY THE ENCLOSED MATERIALS.

PLEASE KEEP IN MIND THAT THE PURCHASE PRICE HAS BEEN INCREASED TO $46.80.
ANY REFERENCES TO $45.80 IN THE ENCLOSED MATERIALS NOW REFER TO $46.80.

PLEASE NOTE THAT IF YOU DO NOT SUBMIT PROPER DIRECTIONS TO FIDELITY USING ONE OF THE METHODS DESCRIBED HEREIN BY 4:00 P.M. NEW YORK CITY TIME ON THURSDAY, APRIL 1, 2010, UNLESS THE OFFER IS EXTENDED, FIDELITY WILL NOT TENDER ANY OF THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT IN THE PLAN, UNLESS OTHERWISE REQUIRED BY LAW.

Fidelity makes no recommendation to any Plan participant as to whether to tender or not. Your instructions to Fidelity will be kept confidential.

This Direction Form, if properly signed, completed and received by Fidelity in a timely manner will supercede any previous Direction Form.

The number of Shares attributable to your account as of March 10, 2010, is shown to the right of your address.

Date
Please Print Name
Signature

▼  Please fold and detach card at perforation before mailing  ▼

I hereby instruct Fidelity Management Trust Company (“Fidelity”), as trustee of the Porex Corporation 401(k) Savings Plan (the “Plan”), to tender the shares of WebMD Health Corp. (the “Shares”) attributable to my account under the Plan as of Monday, April 5, 2010, unless a later deadline is announced, as follows (check only one box and complete):

Box 1 ☐	I direct Fidelity to tender ALL of the Shares attributable to my account in the Plan.

Box 2 ☐	I direct Fidelity to tender percent (insert a percentage in whole numbers less than 100%) of the Shares attributable to my account in the Plan.

Box 3 ☐	I direct Fidelity NOT to tender any of the Shares attributable to my account in the Plan.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.